UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.)

Outset Medical, Inc.
(Name of Issuer)

Common Stock, $0.001 par value per share
(Title of Class of Securities)

690145107
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP 690145107		Page 2 of 16

1	NAMES OF REPORTING PERSONS
Warburg Pincus LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,732,203

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,732,203

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,732,203

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Calculations are based upon 42,700,641 shares of Common Stock outstanding as of October 30, 2020, as reported in Issuer’s Form 10-Q filed with the United States Securities and Exchange Commission (“SEC”) on November 12, 2020.

Schedule 13G
CUSIP 690145107		Page 3 of 16

1	NAMES OF REPORTING PERSONS
Warburg Pincus X, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,585,505

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,585,505

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,585,505

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculations are based upon 42,700,641 shares of Common Stock outstanding as of October 30, 2020, as reported in Issuer’s Form 10-Q filed with the SEC on November 12, 2020.

Schedule 13G
CUSIP 690145107		Page 4 of 16

1	NAMES OF REPORTING PERSONS
Warburg Pincus Partners GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,585,505

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,585,505

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,585,505

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Calculations are based upon 42,700,641 shares of Common Stock outstanding as of October 30, 2020, as reported in Issuer’s Form 10-Q filed with the SEC on November 12, 2020.

Schedule 13G
CUSIP 690145107		Page 5 of 16

1	NAMES OF REPORTING PERSONS
Warburg Pincus X Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
146,698

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
146,698

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
146,698

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculations are based upon 42,700,641 shares of Common Stock outstanding as of October 30, 2020, as reported in Issuer’s Form 10-Q filed with the SEC on November 12, 2020.

Schedule 13G
CUSIP 690145107		Page 6 of 16

1	NAMES OF REPORTING PERSONS
Warburg Pincus Private Equity X, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,585,505

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,585,505

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,585,505

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculations are based upon 42,700,641 shares of Common Stock outstanding as of October 30, 2020, as reported in Issuer’s Form 10-Q filed with the SEC on November 12, 2020.

Schedule 13G
CUSIP 690145107		Page 7 of 16

1	NAMES OF REPORTING PERSONS
Warburg Pincus X GP L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,585,505

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,585,505

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,585,505

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculations are based upon 42,700,641 shares of Common Stock outstanding as of October 30, 2020, as reported in Issuer’s Form 10-Q filed with the SEC on November 12, 2020.

Schedule 13G
CUSIP 690145107		Page 8 of 16

1	NAMES OF REPORTING PERSONS
Warburg Pincus X Finance, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,585,505

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,585,505

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,585,505

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculations are based upon 42,700,641 shares of Common Stock outstanding as of October 30, 2020, as reported in Issuer’s Form 10-Q filed with the SEC on November 12, 2020.

Schedule 13G
CUSIP 690145107		Page 9 of 16

1	NAMES OF REPORTING PERSONS
Warburg Pincus Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,585,505

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,585,505

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,585,505

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculations are based upon 42,700,641 shares of Common Stock outstanding as of October 30, 2020, as reported in Issuer’s Form 10-Q filed with the SEC on November 12, 2020.

Schedule 13G
CUSIP 690145107		Page 10 of 16

1	NAMES OF REPORTING PERSONS
Warburg Pincus & Co.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,585,505

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,585,505

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,585,505

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculations are based upon 42,700,641 shares of Common Stock outstanding as of October 30, 2020, as reported in Issuer’s Form 10-Q filed with the SEC on November 12, 2020.

Schedule 13G
CUSIP 690145107		Page 11 of 16

Item 1(a).	Name of Issuer:

The name of the issuer is Outset Medical, Inc., a Delaware corporation (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The principal executive offices of the Issuer are located at 3052 Orchard Dr., San Jose, California 95134.

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed jointly by (i) Warburg Pincus LLC, a Delaware limited liability company (“WP”), (ii) Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), (iii) Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), (iv) Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), (v) Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), (vi) Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), (vii) Warburg Pincus X Finance, L.P., a Delaware limited partnership (“WP X Finance”), (viii) Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), (ix) Warburg Pincus & Co., a  New York general partnership (“WP”)((i) through (ix), each, a “Warburg Pincus Reporting Person”).

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Warburg Pincus Reporting Persons is 450 Lexington Avenue, New York, New York 10017.

Item 2(c).	Citizenship:

See Item 2(a).

Item 2(d).	Title and Class of Securities:

Common Stock, par value $0.001 per share (the “Common Stock”).

Schedule 13G
CUSIP 690145107		Page 12 of 16

Item 2(e).	CUSIP No.:

690145107

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a(n):

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	Investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	Employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	Parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	Savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (13 U.S.C. 1813).

(i)	☐	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Not applicable.

Item 4.	Ownership

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page hereto for each Warburg Pincus Reporting Person and is incorporated herein by reference for each such Warburg Pincus Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, in excess of five percent of the total outstanding Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company or Control Person.

Not applicable.

Schedule 13G
CUSIP 690145107		Page 13 of 16

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not Applicable.

Schedule 13G
CUSIP 690145107		Page 14 of 16

SIGNATURE
After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2021

WARBURG PINCUS LLC

	By:	/s/ Harsha Marti

	Name:	Harsha Marti
	Title:	Managing Director

WARBURG PINCUS X, L.P.

By: Warburg Pincus X GP L.P., its general partner
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Partner

WARBURG PINCUS PARTNERS GP LLC

By: Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Partner

Schedule 13G
CUSIP 690145107		Page 15 of 16

WARBURG PINCUS X PARTNERS, L.P.

By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: Warburg Pincus GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Partner

WARBURG PINCUS PRIVATE EQUITY X L.P.

By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Partner

WARBURG PINCUS X GP L.P.

By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Partner

Schedule 13G
CUSIP 690145107		Page 16 of 16

Warburg Pincus X FINANCE, L.P.

By: Warburg Pincus X GP, L.P., its managing general partner
By: Warburg Pincus Private Equity X, L.P.,, its general partner
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus & Co., its managing member

/s/ Harsha Marti
Harsha Marti
Partner

WARBURG PINCUS PARTNERS, L.P.

By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

/s/ Harsha Marti
Harsha Marti
Partner

WARBURG PINCUS & CO.

/s/ Harsha Marti
Harsha Marti
Partner